                                                                      EXHIBIT 11
                                                                      ----------

                        COMPUTER TASK GROUP, INCORPORATED
                        ---------------------------------

        Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                          Quarter Ended                 Three Quarters Ended
                                              September 27,     September 29,    September 27,     September 29,
                                                     1996              1995             1996              1995
                                              ----------------  ---------------  ---------------   -----------
Average number of shares outstanding
     during period                                 10,300           10,009            10,317            9,890

Adjusted for:   Shares under stock
                  options plans                       370              306               334              368
                Shares held by
                  Stock Employee
                  Compensation Trust               (1,831)          (1,630)           (1,831)          (1,603)
                                              -----------       ----------       -----------       ----------

Number of shares on which primary
     earnings per share is based                    8,839            8,685             8,820            8,655
                                              ===========       ==========       ===========       ==========


Net income for the period                     $     3,014       $    5,158       $     7,866       $    8,651

Primary earnings per share                    $      0.34       $     0.59       $      0.89       $     1.00
Fully diluted earnings per share*             $      0.34       $     0.59       $      0.89       $     1.00





* The number of shares on which fully diluted earnings per share is based is substantially equal to the number of shares on which primary earnings per share is based.

                                       10